Exhibit 99.1


     OAKLAND, Calif.--(BUSINESS WIRE)--June 16, 2002--Dreyer's Grand Ice Cream, Inc. (Nasdaq:DRYR)

              Nestle to Own 67 Percent of Publicly Traded Dreyer's

     Dreyer's Grand Ice Cream, Inc. (Nasdaq:DRYR), and Nestle S.A. have announced a broad new strategic alliance in which Dreyer's will acquire Nestle's U.S. ice cream business for 55 million shares of new Dreyer's stock. This transaction will increase Nestle's holding in Dreyer's to 67% of fully diluted shares.

     In addition, Dreyer's shareholders will receive the right to sell (put) their stock to the company for $83 per share, beginning on January 1, 2006, during certain periods until mid-May 2006, as part of an agreement between Nestle S.A., Nestle Holdings, Inc. and Dreyer's. Outstanding Dreyer's shares could also be called for redemption for $88 beginning on January 1, 2007, until June 30, 2007, under the same agreement. Dreyer's currently outstanding common stock will be exchanged on a share for share basis for new common stock that will carry these put and call features.

     Dreyer's, headquartered in Oakland, California, will continue as a publicly traded company, with Nestle's ownership remaining at no more than 67%. After the beginning of 2006, Nestle's ownership of the remaining Dreyer's stock could increase as a result of the exercise of the call or through exercises of the puts. It is also possible, after 2006, Dreyer's could continue operating as a public company. Dreyer's stock will continue to trade on the NASDAQ.

     "For 75 years the people at Dreyer's have delighted consumers with quality ice cream," said T. Gary Rogers, chairman and CEO of Dreyer's Grand Ice Cream. "Dreyer's is recognized for its innovation -- begun with the creation of Rocky Road ice cream by Bill Dreyer in 1929 -- which has resulted in a diverse offering of favorite premium and superpremium ice cream brands today. This alliance with Nestle, including the addition of the Haagen-Dazs and Drumstick brands, enables us to retain our entrepreneurial culture and spirit, and continue our commitment to brand building, innovation, and world class direct store delivery."

     "Dreyer's has one focus, quality ice cream," said Peter Brabeck-Letmathe, CEO of Nestle. "That commitment, Dreyer's enterprising culture, its strong portfolio of trusted brands, and its premier distribution system is well-served by continued autonomy. Our long-term investment in Dreyer's speaks to the tremendous upside we see in the ice cream business in North America and our confidence that Dreyer's has the right team in place to lead the industry."

     As part of the agreement, Nestle will increase its representation on the Dreyer's board of directors from two to five members, and the board will expand from eight to 10 members. Rogers will continue to serve as chairman and chief executive officer, with Brabeck-Letmathe serving as vice chairman.

     Dreyer's will continue to manage its business with its current team of executives with the exception of Dreyer's president, William F. Cronk, 59, who has announced he will retire at the close of the transaction. Cronk will remain actively involved in Dreyer's as a director.

     Rogers, and Cronk, business partners for 30 years, bought Dreyer's in 1977 and together built it into the $1.5 billion enterprise it is today. Rogers and Cronk took Dreyer's public in 1981, the same year they expanded distribution from Dreyer's original Northern California and then West Coast markets, to the Midwest and East Coast, where its ice cream and frozen dessert products are marketed under the Edy's name.

     Dreyer's shareholders must approve the deal and the transaction is subject to regulatory review.

     Merrill Lynch & Co. served as Dreyer's financial advisor on this transaction, with Wachtell, Lipton, Rosen & Katz as legal counsel. Rhone Group LLC was financial advisor to Nestle, with Latham & Watkins as legal counsel.

     Dreyer's Grand Ice Cream, Inc. (NNM: DRYR) manufactures and distributes a full spectrum of premium and superpremium ice creams. The company's products are marketed under the Dreyer's brand name throughout the western states and Texas, and under the Edy's(R) name throughout the remainder of the United States. Dreyer's (together with Edy's) is the best selling brand of packaged ice cream in the country. Internationally, the Dreyer's brand extends to select markets in the Far East and the Edy's brand to the Caribbean and South America. Brands currently manufactured and distributed by Dreyer's include Grand, Grand Light(R), Homemade, Dreamery(R), Whole Fruit Sorbet, M&M/Mars, Starbucks(R), Godiva(R) and Healthy Choice(R). For more information on the Company, please visit www.DreyersInc.com.

     Note to Editors: Edy's, the Dreyer's and Edy's logo design, Dreamery, Grand Light, Homemade, Flavor Finder, are all trademarks or tradenames of Dreyer's Grand Ice Cream, Inc. All other trademarks and tradenames are owned by their respective companies.

CONTACT:  Dryer's Grand Ice Cream, Inc.  Dori Sera Bailey, 510/601-4241 (Media)